Exhibit 99.1

Operator reads Introduction

Good morning, and welcome to the JAKKS Pacific Second Quarter 2019 earnings conference call with management, who will review financial results for the quarter ended June 30, 2019. JAKKS issued its earnings press release earlier today. Presentation slides containing information covered in both today’s earnings press release and call are available on our website in the Investor section. This presentation includes videos showing some of our key products.

On the call this morning are Stephen Berman, Chairman and Chief Executive Officer; and Brent Novak, Chief Financial Officer. Mr. Berman will first provide an overview of the quarter, and provide highlights of product lines and current business trends, then Mr. Novak will provide detailed comments regarding JAKKS Pacific's financial and operational results prior to opening up the call for questions. Your line will be placed on mute for the first portion of the call. If you would like to be placed in the queue to ask a question please press star “1” on your telephone keypad.

Before we begin, the Company would like to point out that any comments made about JAKKS Pacific's future performance, events or circumstances, including the estimates of sales and/or Adjusted EBITDA in 2019, as well as any other forward-looking statements concerning 2019 and beyond are subject to Safe Harbor protection under Federal securities laws. These statements reflect the Company's best judgment based on current market trends and conditions today, and are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected in forward-looking statements. For details concerning these and other such risks and uncertainties, you should consult JAKKS' most recent 10-K and 10-Q filings with the SEC, as well as the Company's other reports, subsequently filed with the SEC from time to time. In addition, today's comments by management will refer to non-GAAP financial measures, such as Adjusted EBITDA.  Unless stated otherwise, the most directly comparable GAAP financial metric has been reconciled to the associated non-GAAP financial measure within the Company’s earnings press release issued today or previously.

As a reminder, this conference is being recorded.

With that, I would now like to turn the call over to Stephen Berman.

STEPHEN BERMAN

Good morning, everyone and thank you for joining us.

●	This morning we are going to review our performance during the second quarter of 2019.

●	I will start with some general comments about the recently completed Recapitalization transaction, which we announced this morning, and then talk generally about our second quarter performance.

●	After my comments, Brent will discuss our financial performance, after which I will come back with some additional comments.

I am very pleased that we have executed a comprehensive Recapitalization transaction, and we can finally move forward with a keen focus on the business without the overhang and uncertainty of needing to complete some type of transaction.  We are grateful to have such great business partners and friends supporting us, including our customers, licensors, suppliers, shareholders and other stakeholders, advisors, and, of course, our employees.

Moving on to our results…

The quarter ended June 30th was the first quarter in which we had no sales to Toys R Us in the U.S. either this year or the prior year.

Even with no sales in the U.S. to Toys R Us in Q2 2018, the industry still saw considerable disruption from the liquidation sales and the response of other retailers to those sales. Therefore, the clean comparisons are just beginning.

Some of the highlights in the quarter were:

●	We saw very strong growth in the quarter in our Disguise division, which was up almost 50% even ahead of its peak quarter.

●	We also saw strong sales contributions from new licensed properties, notably Aladdin, Godzilla, Toy Story 4, and Nintendo.

●	POS for our Disney products was up over 50% in Q2 , setting us up well for the second half, when the key licenses ship.

●	Our evergreen Seasonal business performed well in the quarter, with the introduction of play tents adding to strong sales of activity tables and ball pits.

●
These areas of strength were more than offset by the declines in Incredibles 2 and Squish Dee Lish, both of which were particularly strong in the second quarter of last year with above average gross margins.

As a result, net sales in Q2 declined approximately 10% compared to last year. Essentially all of the decline can be accounted for by the decline in Incredibles 2. However, we achieved our expected gross sales target in the first half of the year of approximately 27% of our expected full year sales.

As we said on our 2018 year-end and Q1 calls, we expected sales in 2019 to be skewed much more to the second half, due to the timing of the key entertainment content and related product launches, notably Frozen 2 which is launching in November, but also Toy Story 4, which was released late in Q2, and should drive sales into Q4. Several of our most important Disguise licenses, such as Lion King Live Action, Pokémon, Lego Movie 2, Descendants 3, Kim Possible and Top Wing, to name a few, also skew to the second half.

The increased sales of close out goods coupled with a shift in product mix reduced our gross margins further than expected in the 2019 second quarter, though we do expect our gross margins to return to more normal levels in the 2019 third quarter based on our bookings to date.

As was the case in the first quarter, we were able to partially offset the effects of the lower sales and gross margin in the 2019 second quarter due to the steps taken last year to reduce our SG&A costs .

On the tariff front, we are in the process of evaluating the impact that the tariffs proposed to go into effect on September 1st would have on our business.  Generally, there are a number of levers we can pull to mitigate the impact, including changes in sourcing, modified logistics and price increases where possible.  These steps in the past have been effective at offsetting the negative effects of tariffs.

Given how close to peak shipping periods these recently announced tariffs would take effect, and how broad they are, there may be some negative impact to near-term results. We are currently evaluating the impact this could have in the third and fourth quarters. We will continue to work with our suppliers and retail partners to find an optimal path.

Before I hand the call over to Brent, I want to summarize some of the aspects of the Recapitalization transaction:

1.	We had outstanding convertible debt with a face amount of approximately $143 million due next year in 2020. Approximately $141 million of that debt has been extended and matures in 2023.

2.	Our credit facility with Wells Fargo has been amended and extended, and now matures in 3 years in August 2022.

3.
The $20 million term loan from Great American will be prepaid.  The collateral used to support the Great American term loan is now included in the Wells Fargo credit facility which we believe will increase our ability to borrow under the facility.

4.	We issued $30 million of new secured debt maturing in January 2023 which will help to fund the payoff of the Great American term loan.

5.	As part of the extension of our convertible debt,

a.	Approximately $104 million of the convertible debt held by the Ad Hoc Group was essentially converted to secured debt.

b.
We issued 19.9% of our outstanding common stock and issued preferred stock with a face amount of $20 million to the Ad Hoc Group.  The preferred stock is not convertible into common stock and the preferred stock does not include a mandatory redemption provision at the option of the holders.

c.	We also adjusted the conversion price to $1.00 of the convertible debt that remains outstanding of roughly $38 million, which is held by Oasis.

This is just a summary of some of the features of the Recapitalization transaction.  For all of the details, please refer to the Form 8-K and related supporting exhibits to be filed with the SEC today.  With the Recapitalization transaction complete, we can pursue our business objectives through the near term and beyond with new vigor and resolve.

One final point.  While we did not complete a transaction with Meisheng, Meisheng continues to be key strategic supplier of JAKKS and a large shareholder.

I will now turn the call over to Brent Novak, Brent?

Thank you, Stephen, and good morning everyone.

I will first review the financial highlights from the P&L, and then provide more color on the sales composition, before finishing up with some balance sheet commentary.

Net sales for the 2019 second quarter were $95.2 million, down 10% compared to $105.8 million last year. As Stephen said, the decline was essentially due to the fact that our Q2 2018 sales benefitted significantly from Incredibles 2 that declined year-over-year, as expected, with other notable declines from the prior year including Squish Dee Lish; all of which were partially offset by newer properties.  As Stephen noted, our 2019 first half gross sales approximated 27% of our full year target with increased growth driven by licensed product expected in the 2019 second half compared to 2018.

Gross margin in the quarter was 18.6%, down from 26.4% in Q2 of last year. The main driver of the decrease was a substantial shift in sales away from certain higher margin licensed and owned-IP products toward some of our lower margin evergreen products as well as closing out some older products at lower margins. Product mix also drove royalty cost higher as a percentage of net sales impacting our gross margin.

Our direct selling expenses declined 19% in Q2 on a year-over-year basis, the result of lower co-op advertising expenses and other costs. Total SG&A expenses declined by approximately 9% in Q2 on a year-over–year basis, in line with the reduction in net sales. Excluding acquisition related and other costs associated with the strategic transaction and refinancing process, total SG&A costs were lower by approximately 15% compared to the second quarter of 2018 due, in part, to the 2018 fourth quarter cost savings initiative.

Net interest expense was $2.9 million in Q2, up from $2.2 million last year, as a result of higher borrowings and a higher average borrowing rate.

The provision for income taxes for the second quarter of 2019 was approximately $600 thousand compared to $2.1 million in Q2 of last year. The variability of the income tax provision is based on changes in taxable income levels in various tax jurisdictions in which we operate.

Reported net income attributable to JAKKS shareholders was a loss of $22.5 million in the 2019 second quarter, or $0.96 per diluted share, compared to a loss of $18.6 million, or $0.80 per diluted share, in Q2 of last year.

Adjusted EBITDA for the second quarter of 2019 was negative $11.5 million, compared to negative $8.5 million in the second quarter of 2018.

The sales drivers in the second quarter of 2019 by category were as follows…

Sales of Dolls, Role Play and Dress Up, Plush, and Activity products in our Girls category amounted to $30.3 million for the 2019 second quarter, down 31% compared to $43.6 million in the comparable quarter last year. We saw positive contributions from Frozen, Aladdin, Toy Story 4, and Who’s Your Llama. These brands were more than offset by the expected declines in a number of girls’ lines, including several entertainment content-driven lines such as Incredibles 2, Fancy Nancy, and Moana, as well as our slow-rising foam product, Squish Dee Lish.

Sales of Action Figures, Vehicles, Role Play and Electronic products in our Boys and Other category for the 2019 second quarter were $10.5 million, down 50% compared to $21.2 million last year. Positive contributions from Godzilla, Harry Potter, Nintendo and TP Blaster: Sheet Storm were more than offset by declines in Incredibles 2.

Sales of Seasonal products, including licensed ride-ons, ball pits, kids furniture, Maui outdoor activity products and MorfBoards, were $17.0 million in the 2019 second quarter, up 9% from $15.6 million in 2018. Despite unfavorable weather conditions in many markets, we saw strong growth in kids’ outdoor furniture, ball-pits and tents, and our fly wheels brand; which were partially offset by a decline in MorfBoard sales.

Sales in our Halloween category, which is also one of our business segments, increased 49% to $36.4 million in the second quarter of 2019, compared to $24.4 million in 2018. As we said previously, we showed a year-over-year decline in Disguise sales in the first quarter due, in part, to a shift in the timing of orders and shipments. For the first six months, Disguise sales were up 36% year-over-year, ahead of the third quarter, which is typically the quarter with the highest sales of Disguise.  The sales increase in the second quarter was led by Toy Story 4 and various other products.

Sales of baby doll accessories, figures, plush and games in our Preschool and Activity category were essentially flat year-over-year at approximately $1 million in the second quarter. Declines in our Pull My Finger game and Daniel Tiger’s Neighborhood were offset by strong initial sales of Gigantosaurus.

Looking at sales by business segment, U.S. and Canada net sales for the second quarter of 2019 were $48.5 million, down 18% compared to $59.4 million last year, primarily due to a decline in Incredibles 2 products.

International sales for the 2019 second quarter were $10.3 million, down 53% compared to $22.0 million in 2018, driven by declines in Incredibles 2 and Squish Dee Lish products.

And, we already mentioned Halloween sales in the category breakdown earlier.

Net cash used in operating activities was $7.0 million for the second quarter of 2019, compared to net cash provided by operating activities of $2.7 million in the second quarter of 2018 due to changes in working capital.  For the first six months of 2019 and 2018, net cash used in operations was roughly the same at just under $9 million.

Free cash flow was negative $9.7 million in the 2019 second quarter compared to negative $1.3 million in the 2018 second quarter.

As of June 30, 2019, our cash and cash equivalents, including restricted cash, totaled $37.0 million compared to $63.0 million as of June 30, 2018, and $47.4 million last quarter. The decline in cash from last quarter was primarily due to operating cash outflows and capital expenditures.

Accounts receivable as of June 30, 2019, was $85.1 million, down from $100.3 million as of June 30, 2018. DSOs improved in the 2019 second quarter to 81 days from 86 days reported in the 2018 second quarter.

Inventory as of June 30, 2019, was $53.5 million versus $62.2 million as of June 30, 2018. DSIs in the 2019 second quarter were 80 days, compared with 93 days in the 2018 second quarter.

As of June 30th, the Company’s debt includes principal amounts of $113.0 million for convertible notes due June 2020, $29.5 million for previously exchanged convertible notes due November 2020 and $19.8  million in a term loan with Great American. When taking into account the Recapitalization transaction, all of the above debt is long term, with the exception of approximately $2 million of the convertible notes due June 2020, and is classified as long term on the balance sheet at June 30, 2019.

Capital expenditures during the second quarter of 2019 were $2.7 million compared to $3.9 million in the second quarter of 2018.

The diluted loss per share calculation for the second quarter is based on a weighted average of 23.6 million common shares outstanding, compared to 23.1 million for the second quarter of 2018. The 2019 second quarter diluted share count excludes 23.4 million shares underlying our outstanding convertible senior notes at June 30, 2019.

Before I pass the call back over to Stephen, I would like to discuss our expectations for the remainder of 2019. We are off to a great start to the 2019 second half and the third quarter. We continue to estimate that our net sales in 2019 will increase year-over-year by approximately 5%, or to $596 million, give or take a few percentage points.

While our 2019 top-line expectations remain unchanged and our 2019 second quarter Adjusted EBITDA met our previous expectations, we believe that some of the gross margin pressures we experienced in the first half of the year may persist into the second half of 2019.  As a result, we believe that our adjusted EBITDA this year will show significant improvement over last year, but our prior estimate of Adjusted EBITDA for the 2019 year of roughly $22 million would be the top end of a range of possible outcomes. Adjusted EBITDA excludes significant, non-recurring and non-cash items, including stock-based compensation expense, acquisition-related costs and restructuring charges, many of which pertain to future events and are not currently estimable with a reasonable degree of accuracy. Therefore, no reconciliation to GAAP amounts can be provided.

And with that, I will turn the call back over to Stephen.

Thank you, Brent.

Before we get to Q&A, I will share some thoughts on the properties and trends we think will be important in the second half of 2019.

As you all know, for the past 18 months, in addition to dealing with the liquidation of Toys R Us and its effect on our sales and financial condition, we have also been working extremely hard to consummate a strategic transaction with Meisheng (or other interested parties) as well as a recapitalization transaction with our bondholders and banking partners. This effort has been disruptive and distracting, and we are pleased that we have an agreement in place and can now focus our efforts solely on running the business.

Near term, we continue to be optimistic about the second half of 2019 for a number of reasons.

●
2019 continues to be a great year for entertainment content, and in the second half we have some strong licenses. We expect Frozen, Toy Story 4, Nintendo, Pokemon, Lion King, Gigantosaurus and others to drive our holiday sales.

●
We continue to expand our own IP, consistent with our strategic goal of having our own IP constitute a higher portion of our total sales.  The X-Power Dozer, TP Blaster: Sheet Storm, Slap Ninja, and the Chocolate Poop Maker, to name a few are retailer favorites.

●	Our Disguise business has been very strong. It typically sees the best sales in the third quarter, and is looking at solid year-over-year growth in 2019.

●	C’est Moi, which we haven’t spoken much about lately, is showing strong growth. While the base is still very small, we continue to be optimistic about the brand’s potential.

●	Our Seasonal business has rebounded nicely, and has several segments that are either new or are showing good growth vs. last year, including play tents.

●	From Disney, the 30th Anniversary of the release of The Little Mermaid should lead to renewed interest in this line.

●
Frozen 2 will be out in time for Thanksgiving. We have a broad array of products shipping ahead of the box office release, including Special-Feature Dolls, Dress-Up, and Role Play. We expect the Frozen brand to be a significant factor in both the second half of 2019 and well into 2020.

Video game-related toys continue to sell well for us and other companies. In addition to Nintendo, which continues to perform well, we have Mega Man and Sonic the Hedgehog benefitting from new entertainment content.

MorfBoard, our exciting activity system continues to see distribution broaden. The addition of an electric motor has been pushed into next year, which should allow for this system to grow in 2020.

In conclusion, while we are focused on improving our disappointing first half gross margin, our first half sales came in as we expected; and we believe we are well positioned for sales growth and gross margin improvement in the second half. This, coupled with our continued fiscal discipline, puts us in a good position to improve our profitability in 2019.

The recapitalization transaction is like the dawning of a new day for Jakks. We’re invigorated, and look forward to taking advantage of our many opportunities.

With that, we will now take questions.  Operator?